Exhibit 99.1

MEMORANDUM OF UNDERSTANDING (MOU) between

HPIL HOLDING

(2014 N Saginaw Rd., Ste 117, Midland, MI 48640)

Hereinafter called HPIL

and

Numbers Unlimited Limited

(whose registered office is at The Tower, Daltongate Business Centre, Ulverston, Cumbria, United Kingdom LA12 7AJ)

Hereinafter called NUL

I.	PURPOSE & SCOPE

The purpose of this MOU is to clearly identify the roles and responsibilities of each party as they relate to the establishment of a Joint Venture between HPIL and NUL for the North American Market (USA and Canada) of NU’s product range.

In particular, this MOU is intended to establish a binding understanding between the two parties until a final agreement is negotiated and signed by October 30, 2018.

II.	BACKGROUND

HPIL is a public company trading on the Over the Counter market in the USA. NUL is a private company currently operating under the name NUL and a business concept and a business as outlined in III below.

III.	BUSINESS AND CONCEPT

The joint venture will be responsible for marketing and selling the Numbers Unlimited ~Elements™ in North America under the terms of the license agreed between HPIL and NU.

The ~Elements™ is comprised of a series of technologies that are integrated to provide a platform that delivers significantly:

1.	Enhanced consumer engagement and interaction between brands and their customers with a focus on delivering additional revenues to the brand as a result of better personalization and consumer understanding.

2.	More efficient business process and audit trail management for service management, maintenance and other processes such as warranty management where use of mobile devices can deliver benefit to both the user and the organisation through better visibility and data.

3.	Greater transparency in healthcare by providing patients, clinicians and healthcare providers immediate access to data and functionality that improves the ability of the healthcare provider to understand and support patient needs better.

4.	A flexible platform that can be configured to meet the requirements of other sectors as and when required. Future sectors that NUL is aware of and may enter in the future dependent on demand and the potential of the market include – Identity, pharmaceuticals and automotive. These are all sectors where there is a pressing need to improve both the flow of information and increase access to data and expert processes.

With individual item serialization at its core, solutions are delivered through a series of front end apps that are the portal to ~Elements™. Individual serialization, whether it’s a packet of medicine, a bottle of beer or a fresh lettuce, provides the foundation on which a rich data picture is built. For example, in the consumer brands space, this data adds value to the experience for consumers, brands, retailers, distributors and others.

~Elements™ is a full stack solution that is built around a fully configurable set of software modules that power the functionality and link the individual serialized items to the required back end data.

Numbers Unlimited took a decision, from the outset to focus on delivering its end user solutions through smartphone apps for the simple reason that they are generally secure and almost frictionless to deploy. It also reduces the potential cost of deploying an ~Elements ™ solution on the basis that in most western countries, smartphone penetration is now passed 80% in the USA with most other global territories achieving similar levels of penetration.

IV.	IT IS MUTUALLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES THAT:

1)	HPIL & NUL both intend to acquire 50% of the equity, assets and business of the Joint Venture Company (hereinafter called JVC). A final agreement will be negotiated by the parties hereto no later than October 15, 2018. HPIL and NUL will finalize other terms and conditions in the final Joint Venture agreement. HPIL and NUL will incorporate JVC in a jurisdiction that will enable it to achieve its objectives most efficiently and profitably.

2)	Financial terms in general:

NUL will grant JVC an exclusive license to exploit its technology products throughout the USA and Canada. The cost of this License will be satisfied by HPIL’s equity investment, as described below, in NUL. A final agreement will be negotiated between NUL and JVC no later than October 30, 2018. NUL and JVC will finalize other terms and conditions in the final License Agreement.

HPIL will satisfy the cost of the License by investing in NUL by way of an equity investment. The terms of this investment will be finalized as soon as practicable.

NUL confirms that during the period covered by this MOU, it will cease all other on-going negotiations with prospective equity investors and will not initiate any further negotiations with new potential investors.

3)	Operating arrangements: To be discusses and finalized

JVC will be managed by a Managing Director, to be appointed jointly by HPIL and NUL and will be staffed by appropriately qualified technical and sales personnel. HPIL and NUL shall both be represented on JVC’s Board of Directors by the appointment of equal numbers of directors. HPIL shall appoint the first Chairman.

HPIL shall provide all necessary working capital for JVC by way of term loans in order to ensure that JVC has the financial resources to enable it to achieve its approved forecasts and budget.

V.	IT IS MUTUALLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES THAT:

This MOU encapsulates the broad terms and conditions that will govern the relationship between them in the operation and management of JVC. On signing, both Parties agree that they will commit all necessary resources, of whatever type, to ensure that the negotiations required to reach agreement on the terms and conditions of the final Joint Venture Agreement and the final License Agreement take place in a timely fashion so as to meet the deadline specified above.

Both Parties agree that this is a legally binding non-cancellable agreement to negotiate and sign the final Joint Venture Agreement and the final License Agreement that will govern their future relationship in the management and operation of JVC. Drafts of these Agreements have been prepared by NUL and circulated to HPIL for review and approval. Both Parties hereby agree that these drafts will form the basis for these negotiations.

NUL is mindful that HPIL is a public company and, therefore, has to fulfill its obligations as regards reporting and filing requirements. NUL will support HPIL in whatever form necessary to ensure that HPIL’s obligations to the SEC are fulfilled in a timely manner.

VI.	EFFECTIVE DATE AND SIGNATURE

This MOU shall be effective upon the signature of the Parties thereto. It shall be in force from the date of signing to October 30, 2018.

Signatures and Dates

HPIL HOLDING

Per

/s/ Nitin M. Amersey
Nitin M Amersey / Chairman and CEO

Date: September 13, 2018.

Numbers Unlimited Limited		Numbers Unlimited Limited

Per		Per

/s/ Timothy J. M. Sandford		/s/ Paul T. Carter
Timothy J. M. Sandford / Chief Operating Officer		Paul T. Carter / Chief Financial Officer

Date:	September 13, 2018	Date:	September 13, 2018

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